Exhibit 99.1

Wynn Resorts Names Ian Coughlan President of Wynn Macau

LAS VEGAS--(BUSINESS WIRE)—July 3, 2007 Wynn Resorts, Limited (Nasdaq:WYNN) announced today that Grant R. Bowie, President of Wynn Macau, will leave the Company, effective July 6, 2007. Ian Coughlan has been named the new President of Wynn Macau. Mr. Coughlan joined Wynn Macau in January 2007 from the Peninsula Group where he served as General Manager of the Peninsula Hong Kong. Mr. Coughlan has extensive experience in Asia, serving as General Manager at the Peninsula Bangkok and in various capacities with Ritz Carlton and the Mandarin Oriental Group prior to his tenure at the Peninsula Hong Kong.

“We are delighted to have a man of Ian’s caliber stepping in to continue providing an unparalleled resort experience at Wynn Macau”, commented Stephen A. Wynn, Chairman of Wynn Resorts, Limited.

About Wynn Resorts

Wynn Resorts, Limited is traded on the Nasdaq Global Select Market under the ticker symbol WYNN and is part of the NASDAQ-100 Index. Wynn Resorts owns and operates Wynn Las Vegas (www.wynnlasvegas.com), a luxury hotel and destination casino resorts located on the Las Vegas Strip. Wynn Las Vegas features 2,716 luxurious guest rooms and suites; an approximately 111,000 square foot casino; 22 food and beverage outlets; an on-site 18-hole golf course; approximately 223,000 square feet of meeting space; an on-site Ferrari and Maserati dealership; and approximately 76,000 square feet of retail space. On September 6, 2006, Wynn Macau, a destination casino resort in the Macau Special Administrative Region of the People's Republic of China, opened. Wynn Macau currently features 600 deluxe hotel rooms and suites; approximately 256 table games and 477 slot machines in approximately 110,000 square feet of casino gaming space; casual and fine dining in four restaurants; approximately 26,000 square feet of retail space; a health club, pool and spa, along with lounges and meeting facilities.

CONTACT: Wynn Resorts, Limited

Samanta Stewart, 702-770-7555

investorrelations@wynnresorts.com

SOURCE: Wynn Resorts, Limited